Exhibit 10.1

March 19, 2026

Letter of Promotion

Mike:

In recognition of your contributions, leadership, and commitment to Pursuit I am pleased to offer you a promotion to SVP, General Counsel & Corporate Secretary, effective March 23, 2026.

This promotion reflects confidence in your ability to take on greater responsibilities and continue driving success.

Your updated compensation details are as follows:

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Position Start Date: Your position start date will be March 23, 2026.
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Appointment: We expect that your appointment as SVP, General Counsel & Corporate Secretary will be effective March 23, 2026.
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Base Salary: Your annual base salary will be $300,000 USD ($11,538.46, paid bi-weekly), subject to all applicable taxes and withholdings.
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Annual Incentive: You will continue to be eligible to participate in our annual Short-Term Incentive (STI) Plan with your target opportunity increasing to 45% of your annual salary, up to a maximum achievement factor of 175%. Short-Term Incentive payouts are subject to Pursuit’s achievement of year-end performance targets and approval by the Board of Directors or Human Resources Committee (“HRC”) thereof and your continued employment with Pursuit through the date of payment.
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Equity (Stock): Subject to the approval by the Board of Directors or the HRC, on or about April 1, 2026, you will receive additional equity grants for 2026 consisting of time-vesting Restricted Stock Units (“RSUs”) (50%) and performance-vesting Performance Stock Units (“PSUs”) (50%), in each case, under our 2017 Omnibus Incentive Plan (as amended, the “Omnibus Plan”), with an aggregate grant value of $90,000 USD. The RSU portion of your

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award will vest in equal parts on each of the first three anniversaries of the grant date. The performance period for the PSU portion of your initial stock grant will be January 1, 2026 – December 31, 2028, vesting based on the achievement of specified performance objectives during the performance period.

Annually thereafter, you will be eligible to receive equity awards as a participant in our Long-Term Incentive (LTI) Plan. Your LTI Award in subsequent years will be granted at the same time as such LTI Awards are made to the other members of Pursuit’s leadership team.

Vesting of all equity awards will be contingent upon your continued employment with Pursuit, and these awards will be subject to the terms and conditions of the Omnibus Plan and the applicable award agreements thereunder.

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Severance: You will be eligible to participate as a Tier 2 Covered Employee under the 2025 Executive Severance Plan. Based on your continuous service with the company, you qualify for severance at the greater than one year of service level, along with the associated benefits provided under the plan.
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Benefits and Perks: You will continue to be eligible for Pursuit’s comprehensive benefits package and time off program.

In addition to these benefits, as an executive of Pursuit you will be covered by our D&O insurance program, subject to the terms and conditions of applicable policies, as well as indemnification protections provided in Pursuit’s Certificate of Incorporation and Bylaws.

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Phone Allowance: In your role you will receive a phone allowance in the amount of $55 USD per month, deposited on the first paycheck of each month.

We all look forward to seeing the continued value you will bring to your expanded role. Should you have any questions about these changes, please connect with me or Jamie.

Congratulations again on this well-deserved recognition! Sincerely,

David Barry

President & Chief Executive Officer

I acknowledge and accept the changes outlined in this letter.

/s/ Mike Archiopoli

Mike Archiopoli